EXHIBIT A

                             JOINT FILING AGREEMENT

            In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to jointly prepare and file a Schedule 13D (including any future amendments thereto) reporting each of the undersigned's ownership of securities of Nam Tai Electronics, Inc. and further agree to the filing of this Agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to file on its behalf any and all amendment to such Schedule 13D. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: January 21, 2004
       New York, New York                      /s/ Peter R. Kellogg
                                               ---------------------------------
                                               Peter R. Kellogg


                                               IAT REINSURANCE SYNDICATE LTD.

Dated: January 21, 2004
       New York, New York                      By: /s/ Peter R. Kellogg
                                                   -----------------------------
                                                   Name: Peter R. Kellogg
                                                   Title: President & CEO